Investor Relations:
David K. Waldman / Klea K. Theoharis
Crescendo Communications, LLC
(212) 671-1020

FOR IMMEDIATE RELEASE

Somerset International Group Completes Private Placement to Fund Acquisition
and Accelerate Growth Strategy within the Security Services Market

BEDMINSTER, NJ—June 19, 2007—Somerset International Group, Inc. (OTCBB: SOSI) today announced that it completed a private placement with Dutchess Private Equities Fund, Ltd. for gross proceeds of $2.7 million to fund its planned acquisition, as previously announced on March 8, 2007, and accelerate the company’s growth strategy within the security services market.  The company issued a 5-year convertible debenture bearing an annual coupon of 12%. The private placement also included five-year warrants to purchase approximately 13.5 million shares of common stock at $0.12 per share.

John X. Adiletta, President and Chief Executive Officer of Somerset, commented, "This latest financing strengthens our working capital and enables us to complete our previously announced acquisition of a company that specializes in the distribution, sale, installation and maintenance of commercial fire and security equipment.  We are excited about this acquisition for a number of reasons.  Foremost,the company to be acquired provides security services that complement our first portfolio company, Secure System, Inc., and should allow for attractive cross-selling opportunities.  Second, this company has an established customer base with over $2.75 million of trailing twelve month revenues, attractive margins and strong cash flow.  Lastly, this acquisition will be immediately accretive to earnings and further illustrates our ability to identify and acquire undervalued companies within the security services market.”

The common stock and warrants to be issued upon conversion of debenture have not been registered under the Securities Act of 1933 as amended (“the Act”), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. Somerset International Group has agreed to register the shares of common stock to be issued upon conversion of the debenture and exercise of the warrants under the Act covering the resale of these shares.

About Somerset International Group, Inc.

Somerset International Group, Inc. finds undervalued technology investments aligned around the exponential growth in concern and demand for security and the acquisition of profitable and near term profitable private small- and medium-sized businesses that provide proprietary security products and solutions for people and enterprises -- from personal safety to information security. Additional information about the company is available at: http://www.somersetinternational.com.

About Secure System, Inc.

Secure System, Inc. provides personal alarm systems, wireless transmitters and receivers, and personal alarm locators. The company currently serves colleges and universities and medical and mental health facilities. Its products are also easily adaptable for office campuses, residential facilities, and correctional facilities.

The system works by providing an individual with a wireless personal alarm locater with which they can summon help and be located by the pressing of a button. Additional information about the company is available at: http://www.securesysteminc.com.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our most recent Registration Statement on Form SB-2 dated December 6, 2006 filed with the SEC and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

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